Exhibit 99.1

AVAX Technologies, Inc.	Contact:
OTCMarket: AVXT.OB	Dr. David Berd
For Immediate Release	Chief Medical Officer (215) 241-9760

AVAX Technologies announces successful completion of Phase I / II Study of MVax® in Patients with Stage 3 and 4 Melanoma

– First placebo-controlled study evaluating MVax® –

Philadelphia, PA/Lyon, France, December 10, 2007 – AVAX Technologies, Inc. (OTC Market: AVXT.OB) announced today the completion of its Phase I/II study for the treatment of patients with melanoma. The study was designed to evaluate four doses of MVax® with dose defined by the number of cells injected in each vaccine; the doses tested were: 5x106 cells (high dose), 2.5x106 cells (medium dose), 0.5x106 cells (low dose), and 0 cells (zero dose). All dosages were administered according to a previously developed optimum schedule, which included an induction dose without adjuvant followed by low dose cyclophosphamide and then 6 doses admixed with the immunological adjuvant, BCG, Endpoints of the study were safety and an immunological endpoint of delayed-type hypersensitivity (DTH), which is a T-cell-mediated immune response to autologous melanoma cells. The study was also designed to demonstrate that the frozen formulation of MVax® is bio-equivalent to the original, freshly-prepared autologous, hapten-modified vaccine.

The high dose arm of vaccine was highly effective immunologically with positive DTH responses to hapten-modified autologous melanoma cells observed in 22/29 (76%) patients following a course of MVax®; baseline DTH responses were negative, as a condition of enrollment. In contrast, the zero dose arm was ineffective. Linear regression analysis of DTH responses of all evaluable patients showed a clear dose-response relationship when DTH responses for each patient were plotted against the MVax® dose received. These results are important, because previously published studies by AVAX and others showed a statistically significant relationship was seen between survival and induction of DTH after MVax® administration.

The safety profile of MVax® appeared to be very favorable. There were no Serious Adverse Events attributed to MVax®. Non-serious adverse events were similar to what has been observed in previous trials of the autologous, haptenized vaccine: mild-moderate injection site reactions in all patients, mild nausea from cyclophosphamide in some patients, and mild constitutional symptoms, such as fatigue, in some patients after MVax® administration.

“We believe this is the first demonstration of a dose response relationship using a cellular based cancer vaccine, and the data extend our earlier published work in exploring the immunopharmacology of MVax®,” stated Dr. David Berd, Chief Medical Officer of AVAX and Inventor of MVax®. “This study has provided us with additional insight into the complex pharmacology of biologic therapies that we consider to be critical for the future design and development of therapeutics for the treatment of patients. This study also confirms the fact that the re-engineered “frozen” vaccine platform induces immunological effects similar to those induced by the original freshly-prepared vaccine manufacturing platform. Finally, the dose-response data generated by this study enabled us to rationally choose a dosage range for the company’s Phase III registration study of MVax®, which has begun enrollment.“

MVax® Phase III Registration Study

AVAX’s Phase III Registration trial will examine survival and anti-tumor response rate using modified response evaluation criteria in solid tumors (modified RECIST criteria) in Stage IV melanoma patients with soft tissue or lung metastasis. The Phase III registration trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for MVax® and in agreement with the FDA the company will be eligible to file for accelerated approval of MVax® based upon achieving a response rate endpoint. The double blind, randomized trial is expected to enroll up to 387 patients to be accrued over a period of 24 months. Patients will be randomized on a two to one basis to the treatment arm or control arm, respectively. The treatment arm consists of MVax® followed by a regimen of low dose IL-2; the control arm consists of placebo vaccine followed by low dose IL-2. Both treatment and control arms include BCG and low dose cyclophosphamide.

MVax® in Metastatic Melanoma

In a phase 2 clinical study published in the International Journal of Cancer, MVax® induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma. In a subsequent paper published by Dr. Michal Lotem in the British Journal of Cancer (British Journal of Cancer 2004, 90 773-780) patients treated with their DNP modified tumor cells, using manufacturing techniques similar to MVax®, followed by administration of low dose interleukin-2, achieved a response rate of 35%. These results were confirmed in a subsequent study conducted by the same investigator that showed a 32% response rate, including 13% complete responses and 19% partial responses.

MVax® in Stage III Melanoma

MVax® was the subject of a publication in the Journal of Clinical Oncology that discussed 214 Stage III melanoma patients that were treated with a regimen of MVax® post surgery. No patients were lost to follow-up and they were split between Stage IIIb & Stage IIIc melanoma. All patients on study had completed follow-up and the reported five-year survival rate was 45%. This compares to five-year survival published in similar patient populations who underwent surgery alone of 22%. In addition, the data showed a significant correlation between survival and delayed-type hypersensitivity (DTH) responsiveness to patients’ unmodified tumor cells (P<.001). The journal commissioned an editorial on the publication. In a separate study of a similar patient population using a DNP-modified tumor cell vaccine (British Journal of Cancer 2002 May 20; 86(10): 1534-9), Lotem also showed a positive relationship between survival and DTH to melanoma cells.

About Melanoma

Cancer of the skin is the most common of cancers while melanoma accounts for approximately 3% of skin cancer cases. According to the SEER CanQuest Database and the American Cancer Society, in the U.S. for 2007 it is estimated there will be 59,940 new cases of melanoma with an expected number of deaths from melanoma of 8,110. The estimated prevalence of melanoma in the U.S. in 2007 is 396,242 cases.

Further information on the Clinical Study

To obtain further information on the phase III clinical study, please visit www.clinicaltrials.gov and look up MVax® or use study identifier NCT00477906. Additionally, the study has been assigned eudraCT number 2007-004406-26 by the EMEA. You may also contact Dr. David Berd or Ellen Bloome, RN at AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, PA 19130 (215) 241-9760.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

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Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) risk associated with a change in executive management of the Company, (2) the need to obtain additional funding (beyond the proceeds of the April 2007 private offering) in the future to continue to finance the Company’s development plans, (3) the results of clinical and laboratory testing of its vaccine technologies, (4) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, (5) exchange rate risks associated with financing the Company in U.S. dollars but funding significant operating expenses in Europe with Euro’s, (6) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (7) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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